Exhibit 10.13

SYROS PHARMACEUTICALS, INC.

AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY

Non-employee directors shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of Syros Pharmaceuticals, Inc. (the “Company”).

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chair of the Board, and the chair of each committee of the Board will be as follows:

		Incremental—	Incremental—
	Base	Chair	Non‑Chair
Board of Directors	$40,000	$30,000
Audit Committee		$15,000	$7,500
Compensation Committee		$10,000	$5,000
Research and Development Committee		$10,000	$5,000
Nominating and Corporate Governance Committee		$8,000	$4,000

The foregoing fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board, on such committee or in such position.

Equity Compensation

Initial Grants. Upon initial election to our Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award comprised of: (i) an option to purchase 12,000 shares of our common stock, which option shall have an exercise price equal to the closing trading price of the Company’s common stock on the date of grant of the award, a term of ten years from the date of grant of the award, and shall vest and become exercisable as to 16.66% of the shares underlying such award on the six month anniversary of the date of grant of the award, with the remainder vesting in equal monthly installments of 2.77% of the shares underlying the initial award until the third anniversary of the date of grant of the award, and (ii) a restricted stock or restricted stock unit award (the form of such award being at the election of the director) for 8,000 shares of our common stock, which award shall vest as to 33.33% of the shares underlying such award on each of the first three annual anniversaries of the date of grant of the award, subject in each case to the director’s continued service as a director through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company.

Annual Grants. Each non-employee director who has served as a member of our Board for at least six months prior to the date of our annual meeting of stockholders for a particular year will be granted, automatically and without the need for any further action by the Board, an equity award on the date of our annual meeting of stockholders for such year comprised of: (i) an option to purchase 6,000 shares of our common stock, which option shall have an exercise price equal to the closing trading price of the Company’s common stock on the date of grant of the award, a term of ten years from the date of grant of the award, and shall vest and become exercisable as to 50% of the shares underlying such award on the six month anniversary of the date of grant of the award, with the remainder vesting in equal monthly installments of 8.33% of the shares underlying the annual award until the first anniversary of the date of grant of the award, and (ii) a restricted stock or restricted stock unit award (the form of such award being at the election of the director) for 4,000 shares of our common stock, which award shall vest in its entirety on the earlier to occur of (x) the first anniversary of the date of grant of the award or (y) the date of the Company’s next Annual Meeting of Stockholders, subject in each case to the director’s continued service as a director through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company.

The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting our common stock, or any distribution to holders of our common stock other than an ordinary cash dividend.

The initial awards and the annual awards shall be subject to the terms and conditions of our 2022 Stock Incentive Plan (the “Plan”), or any successor plan, and the terms of the award agreements entered into with each director in connection therewith, including without limitation the limitation on awards to non-employee directors in Section 4(b) of the Plan (or any similar provision in a successor plan).

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.

Adopted by the Board of Directors – December 19, 2019

Amended and restated by the Board of Directors – September 16, 2022